Exhibit 99.3

                                                                                                     For Information
                                                                                                     Brent A. Collins
                                                                                                     303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY CLOSES SALE OF NON-STRATEGIC ASSET PACKAGE

DENVER, January 31, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it has closed the previously announced divestiture of non-core properties to Abraxas Petroleum Corporation and a wholly-owned subsidiary of Abraxas Energy Partners, L.P.  The cash received, before commission costs, at closing was $131.6 million which reflects the effect of changes in the composition of the asset package and customary closing adjustments to account for activity between the effective and closing dates.  The transaction has an effective date of December 1, 2007.  The properties sold were located primarily in the Company’s Rocky Mountain and Mid-Continent regions.

St. Mary intends to use the proceeds to pay down outstanding bank borrowings under its revolving credit facility.  The economics of the transaction were further enhanced by utilizing a tax-advantaged exchange structure that allows the Company to defer the gain on the sale.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws.  The words “will,” “intend,” and similar expressions are intended to identify forward looking statements.  Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct.  These statements involve known and unknown risks, including the uncertain nature of the expected benefits from the divestiture of oil and gas properties and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.